As filed with the Securities and Exchange Commission on August 7, 2025

Registration No. 333-285746

Registration No. 333-277676

Registration No. 333-270074

Registration No. 333-264625

Registration No. 333-263538

Registration No. 333-262433

Registration No. 333-251374

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________________

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-285746)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-277676)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-270074)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-264625)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-263538)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-262433)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-251374)

UNDER

THE SECURITIES ACT OF 1933

___________________________________

ContextLogic Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2930953 (IRS Employer Identification No.)

2648 International Blvd., Ste 115

Oakland, CA 94601

(415) 965-8476

(Address of Principal Executive Offices)

ContextLogic Inc. 2022 New Employee Equity Incentive Plan

ContextLogic Inc. 2020 Equity Incentive Plan

ContextLogic Inc. 2010 Stock Plan

(Full title of Plan)

Rishi Bajaj

Chief Executive Officer

ContextLogic Holdings Inc.

2648 International Blvd., Ste 115

Oakland, CA 94601

(Name and address of agent for service)

(415) 965-8476

(Telephone number, including area code, of agent for service)

Copies to:

David A. Curtiss McDermott Will & Schulte LLP 919 Third Ave. New York, NY 10022 (212) 756-2000	Marianne Lewis ContextLogic Holdings Inc. 2648 International Blvd., Ste 115 Oakland, CA 94601 (415) 965-8476

___________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ContextLogic Holdings Inc., a Delaware corporation (f/k/a Easter Parent, Inc.) (the “Company”, “Holdings”, or the “Registrant”), files these Post-Effective Amendments to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on December 16, 2020 (Registration No. 333-251374), January 31, 2022 (Registration No. 333-262433), March 14, 2022 (Registration No. 333-263538), May 3, 2022 (Registration No. 333-264625), February 28, 2023 (Registration No. 333-270074), March 5, 2024 (Registration No. 333-277676) and March 12, 2025 (Registration No. 333-285746) (together, the “Initial Registration Statements”) as the successor registrant to the Predecessor (as defined below).

On August 6, 2025, ContextLogic Inc., a Delaware corporation (“ContextLogic” or “Predecessor”) completed its previously announced reorganization pursuant to the Second Amended and Restated Agreement and Plan of Reorganization, dated as of July 3, 2025 (the “Reorganization Agreement”), by and among ContextLogic, Easter Parent, Inc., and Easter Merger Sub, Inc., a Delaware corporation and, as of immediately prior to the consummation of the reorganization, a wholly-owned subsidiary of Holdings (“Merger Sub”). The Reorganization Agreement provided for the merger of ContextLogic and Merger Sub, with ContextLogic surviving the Reorganization as a wholly owned subsidiary of Holdings (the “Reorganization”), followed by a conversion of ContextLogic into a Delaware limited liability company named ContextLogic LLC (the “Conversion”). The Reorganization Agreement was approved and adopted by the stockholders of ContextLogic at its annual meeting of stockholders held on July 24, 2025.

Effective as of 9:28 AM on August 6, 2025, pursuant to the terms of the Reorganization Agreement, all of the issued and outstanding shares of ContextLogic’s class A common stock, par value $0.0001 per share (“ContextLogic Class A Common Stock”) were exchanged on a one-for-one basis into shares of Holdings common stock, par value $0.0001 per share (“Holdings Common Stock”), and each option to purchase shares of ContextLogic Class A Common Stock was assumed by Holdings and become exercisable for an equivalent number of shares of Holdings Common Stock, each restricted stock unit to be settled in ContextLogic Class A Common Stock was assumed by Holdings and remains subject to the same terms and conditions as were applicable to such restricted stock unit award, but was converted into an award with respect to the same number of shares of Holdings Common Stock, and each share of Holdings Common Stock is subject to certain transfer restrictions that prohibit transfers having the effect of increasing the ownership of Holdings stock by (i) any person from less than 4.9% to 4.9% or more or (ii) any person owning or deemed to own 4.9% or more of Holdings’ stock.

Following the Reorganization, the Company is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Holdings Common Stock, par value $0.0001 per share, is deemed to be registered under Section 12(g) of the Exchange Act and is trading on the OTCQB Venture Market of the OTC Markets under the ticker symbol “LOGC.” In connection with the Reorganization, the Company assumed the Predecessor’s obligations under the ContextLogic 2010 Stock Plan (the “2010 Incentive Plan”) and assumed and will continue the obligations under the ContextLogic 2020 Equity Incentive Plan (the “2020 Incentive Plan”) and the ContextLogic 2022 New Employee Equity Incentive Plan as amended (the “2022 Inducement Plan” and together with the 2010 Incentive Plan and the 2020 Incentive Plan, each a “Plan” and together, the “Plans”).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act. The information contained in these Post-Effective Amendments sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Initial Registration Statements is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Initial Registration Statements. The information required by Part I is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 12, 2025, as amended by Amendment No. 1 thereto, filed with the Commission on April 17, 2025;

(b) the Predecessor’s Amended and Restated Definitive Proxy Statement for its 2025 Annual Meeting of Shareholders, filed with the Commission on June 17, 2025, as supplemented by the Additional Definitive Proxy Materials filed with the Commission on July 3, 2025;

(c) Easter Parent Inc.’s Preliminary Proxy Statement/Prospectus on Form S-4, filed with the Commission on April 17, 2025, as amended and restated by the Amended and Restated Preliminary Proxy Statement/Prospectus on Form S-4/A, filed with the Commission on May 23, 2025;

(d) the Predecessor’s Quarterly Reports on Form 10-Q filed with the Commission on May 9, 2025, November 7, 2024, as amended by Amendment No. 1 thereto, filed with the Commission on February 13, 2025, and August 8, 2024;

(e) the Predecessor’s Current Reports on Form 8-K filed with the Commission on February 28, 2025, March 11, 2025, March 12, 2025, March 28, 2025, April 2, 2025, April 17, 2025, May 9, 2025, May 30, 2025, June 25, 2025, July 3, 2025, July 25, 2025, and August 7, 2025;

(f) the Registrant’s Current Report on Form 8-K12G3 filed with the Commission on August 7, 2025;

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of these Registration Statements to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Registration Statements.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s second amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The second amended and restated certificate of incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•
for any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•
or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•
for any transaction from which the director derives any improper personal benefit.

The Company’s second amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Company’s stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Company’s amended and restated bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on the Company’s behalf. The Company’s amended and restated bylaws provide that the Company shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit the Company to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

The Predecessor entered into indemnification agreements with each of the its directors and executive officers and certain other key employees, and each of these indemnification agreements have been assumed by the Company. The form of agreement provides that the Company will indemnify each of its directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Company’s second amended and restated certificate of incorporation and its amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, the Company will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding.

The Company currently carries and intends to continue to carry liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1

Second Amended and Restated Certificate of Incorporation of ContextLogic Holdings Inc., a Delaware corporation, effective July 25, 2025, (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K12G3 filed on August 7, 2025 and incorporated herein by reference)

3.2	Amended and Restated Bylaws of ContextLogic Holdings Inc. (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K12G3 filed on August 7, 2025 and incorporated herein by reference)

5.1*	Opinion of McDermott Will & Schulte LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of BPM LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page hereto)

*	Included with this filing.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in City of Oakland, State of California on this 7th day of August, 2025.

ContextLogic Holdings Inc.

By:	/s/ Rishi Bajaj
Rishi Bajaj
Chief Executive Officer Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Rishi Bajaj, Michael Scarola, and Marianne Lewis, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rishi Bajaj Rishi Bajaj	Chief Executive Officer (Principal Executive Officer)	August 7, 2025
/s/ Michael Scarola Michael Scarola	Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2025
/s/ Ted Goldthorpe Ted Goldthorpe	Chairman	August 7, 2025
/s/ Jennifer Chou Jennifer Chou	Director	August 7, 2025
/s/ Michael Farlekas Michael Farlekas	Director	August 7, 2025

/s/ Marshall Heinberg Marshall Heinberg	Director	August 7, 2025
/s/ Mark Ward Mark Ward	Director	August 7, 2025